EXHIBIT D(6)(C)

AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of October 19, 2005, by and among The Variable Annuity Life Insurance Company (“VALIC”) and AIG SunAmerica Asset Management Corp. (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated January 1, 2002 (the “Agreement”), with respect to the Covered Fund(s) listed on Schedule A thereto; and

WHEREAS, the parties wish to amend Section 1 entitled “Services Rendered and Expenses Paid by the SUB-ADVISER” to include the following as the last paragraph:

The SUB-ADVISER is hereby prohibited from consulting with any other sub-adviser of the Covered Fund(s) (or a portion thereof) or any other sub-adviser to a fund under common control with the Covered Fund(s) (or a portion thereof) concerning securities transactions of the Covered Fund (s) (or a portion thereof) in securities or other assets.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree upon the Amendment as stated above.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

	By:	/s/ EVELYN CURRAN
	Name:	Evelyn Curran
	Title:	Senior Vice President
Date:
ATTEST:
/s/ MICHELLE DEFOREST

AIG SUNAMERICA ASSET MANAGEMENT CORP.

	By:	/s/ PETER A. HARBECK
	Name:	Peter A. Harbeck
	Title:	President & CEO
	Date:	11/03/2005
ATTEST:
/s/ MICHELLE DEFOREST